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                             STOCK OPTION AGREEMENT
                          dated as of October __, 2003
                                 by and between
                          FRANKLIN MUTUAL ADVISERS, LLC

                                       and

                              CARDIFF HOLDING INC.
                       with respect to 6,250,073 shares of
                                 common stock of
                             XO COMMUNICATION, INC.

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                  This STOCK OPTION AGREEMENT dated as of October __, 2003 is made and entered into by and between Cardiff Holding LLC, a Delaware limited liability company ("Purchaser"), and Franklin Mutual Advisers, LLC, a Delaware limited liability company, as agent on behalf of its advisory clients listed on the signature page hereof (each, an "Individual Seller", and collectively "Seller"). Capitalized terms not otherwise defined herein have the meanings set forth in Article IV.

                  WHEREAS, Purchaser desires to acquire from the Seller an option to acquire 6,250,073 shares (the "Shares") of the Common Stock of XO Communication, Inc. on the terms and subject to the conditions set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                  GRANT OF OPTION, SALES OF SHARES AND CLOSING

                  1.01 Grant of Option. In consideration of a payment by Purchaser to Seller of an aggregate of $1,562,518.25, to be wired to Seller on the date hereof in accordance with the wire instructions set forth on the signature page hereof, Seller hereby grants to Purchaser the right and option to purchase the Shares at a Strike price of $4.25 per share (the "Option"). Purchaser may exercise the Option, in whole or in part, from time to time, from the date hereof through June 21, 2004 by delivery of one or more notices (each and "Exercise Notice") to Seller by email as follows: bradt@msfi.com, with a copy to kpintarelli@msfi.com at or prior to 3:00 p.m. New York City time on the date of exercise to be accompanied by a phone call to Purchaser as follows:
Bradley Takahashi (973.912.2152) or Kathy Pintarelli (973.912.2124) indicating that such notice has been sent.

                  1.02 Purchase and Sale. Seller agrees to and shall sell to Purchaser, and Purchaser agrees to purchase from the Seller, those Shares subject to each such Exercise Notice at the closing for such Shares as contemplated in Section 1.04 below, on the terms set forth in this Agreement.

                  1.03 Purchase Price. The applicable purchase price of $4.25 per share is payable in immediately available United States funds at the closing for such Shares in the manner provided in Section 1.04.

                  1.04 Closing. The Shares to be sold in any particular closing will be delivered by Seller via a DTC-book entry transfer from Seller to the account of Purchaser with Icahn & Co., Inc., against delivery of the applicable purchase price, in a transaction to be closed not later than the close of trading on the first NYSE trading day following the date of delivery of the applicable Exercise Notice.

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                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Each Individual Seller hereby represents and warrants to Purchaser, as to itself only and not jointly, and severally, and with respect only to the Shares beneficially owned by such Individual Seller, as of the date hereof and as of the date of each closing as follows:

                  2.01 Existence of the Seller. Individual Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation. Individual Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to sell and transfer (pursuant to this Agreement) the Shares.

                  2.02 Authority. This Agreement has been duly and validly executed and delivered by Individual Seller and constitutes a legal, valid and binding obligation of Individual Seller enforceable against Individual Seller in accordance with its terms.

                  2.03 Shares. The Shares are owned by Individual Seller free and clear of all Liens, and at each closing Individual Seller will transfer to Purchaser good and valid title to the Shares purchased thereby, free and clear of all Liens.

                  2.04 No Conflicts. The execution and delivery by Individual Seller of this Agreement do not, and the performance by Individual Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of Individual Seller; or

                  (b) conflict with or result in a violation or breach of any term or provision of any Contract, Law or Order applicable to Individual Seller or any of its Assets and Properties.

                  2.05 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out on behalf of Individual Seller directly with Purchaser without the intervention of any person on behalf of Individual Seller in such manner as to give rise to any valid claim by any person against Purchaser for a finder's fee, brokerage commission or similar payment.

                  2.06 Holdings. At all times after the execution of this Agreement and prior to June 22, 2004 Individual Seller shall continue to hold beneficial ownership of the Shares subject to the Option and one or more custodians for Individual Seller shall hold record ownership thereof and Individual Seller shall not loan or sell such Shares.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to the Seller as follows:

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                  3.01     Organization of Purchaser. Purchaser is a limited
partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full authority to execute and deliver this Agreement and to perform Purchaser's obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, to buy (pursuant to this Agreement) the Shares.

                  3.02 Authority. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

                  3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its organizational documents; or

                  (b) conflict with or result in a violation or breach of any term or provision of any Contract, Law or Order applicable to Purchaser or any of its Assets and Properties.

                  3.04 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with the Seller without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Seller for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE IV
                                   DEFINITIONS

                  4.01     Definitions.

                  (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

                  "Agreement" means this Stock Option Agreement, as the same shall be amended from time to time.

                  "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

                  "Seller" has the meaning ascribed to it in the forepart of this Agreement.

                  "Contract" means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

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                  "Laws" means all laws, statutes, rules, regulations,
ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any governmental or regulatory authority.

                  "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

                  "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory authority.

                  "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

                  "Shares" has the meaning ascribed to it in the forepart of this Agreement.

                                   ARTICLE V
                                 MISCELLANEOUS

                  5.01 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

                  5.02 Expenses. Each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

                  5.03 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

                  5.04 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

                  5.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

                  5.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments

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and transfers by operation of Law. Subject to the preceding sentence, this
Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                  5.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  5.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

                  5.09 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

                  5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  5.11 Authority of Agent. Franklin Mutual Advisers, LLC ("FMA") hereby represents and warrants to Purchaser that FMA has full authority to execute and deliver this Agreement on behalf of each Individual Seller and that this Agreement constitutes the legal, binding and enforceable obligation of each such Individual Seller. Each Individual Seller represents, warrants and agrees, for the benefit of Purchaser that FMA is its agent with full power and authority to act on behalf of Individual Seller hereunder and that Purchaser may deal with and take instructions from, and rely in dealing with and taking instruction from, FMA, as agent of Individual Seller, in all respects with respect to this Agreement and any matter arising in connection therewith.

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

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                        Purchaser: CARDIFF HOLDING INC.

                                        By:________________________________

                                        Seller: FRANKLIN MUTUAL ADVISERS, LLC on behalf of the Sellers listed below

                                        By:_________________________________

Sellers:

INDIVIDUAL SELLER                              NUMBER OF SHARE
Mutual Shares Fund                                   2,321,108
Mutual Qualified Fund                                1,081,175
Mutual Beacon Fund                                   1,349,370
Mutual Discovery Fund                                1,042,901
Mutual Shares Securities Fund                          230,239
Mutual Discovery Securities Fund                        49,930
Mutual Beacon Fund (Canada)                             27,913
Franklin Mutual Beacon Fund                            143,428
Franklin Mutual Shares Fund                              4,009

Seller's Wire Instructions:

ABA No.:     021-000-018
Acct.:       Mutual Series Pass Through A/C
Acct No.     0000125123
Ref.:        XO

      [Stock Option Agreement with Franklin Mutual dated October __, 2003]

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